Exhibit 8.3

L A W   O F F I C E S

STROBL CUNNINGHAM CARETTI & SHARP

PROFESSIONAL CORPORATION

300 EAST LONG LAKE ROAD, SUITE 200

BLOOMFIELD HILLS, MICHIGAN  48304-2376

____________________

TELEPHONE (248) 540-2300

FACSIMILE (248) 645-2690

WEBSITE www.stroblpc.com

OF COUNSEL

ROBERT A. ABBOTT

HENRY S. GORNBEIN

October 29, 2002

TPref Funding II, Ltd.

P.O. Box 1093 GT

Queensgate House

South Church Street

George Town, Grand Cayman

Cayman Islands

Bear, Stearns & Co., Inc.

383 Madison Avenue

New York, NY  10179

            Re:       Capital Securities (as defined below) of Midwest Guaranty Trust I

            We have acted as special tax counsel to Midwest Guaranty Bancorp, Inc., a Michigan corporation (the "Company"), in connection with the offering by Midwest Guaranty Trust I (the "Trust") of Floating Rate Securities (liquidation amount $1,000 per capital security) (the "Capital Securities").  The Capital Securities represent undivided beneficial ownership interests in $7,732.00 in aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due 2032 of the Company (the "Subordinated Debt Securities").  This opinion letter is furnished pursuant to the Placement Agreement dated October 16, 2002, between the Company, the Trust and you.

            In arriving at the opinions expressed below we have examined executed copies of (i) the Amended and Restated Declaration of Trust dated the date hereof (the "Declaration"), and (ii) the Indenture relating to the issuance of the Subordinated Debt Securities dated the date hereof (the "Indenture") (together, the "Operative Documents").  In addition, we have made such investigations of law and fact as we have deemed appropriate as a basis for the opinion expressed below.

            It is our opinion that, under current law and assuming the performance of the Operative Documents in accordance with the terms described therein, the Subordinated Debt Securities will be treated for United States federal income tax purposes as indebtedness of the Company.

STROBL CUNNINGHAM CARETTI & SHARP

PROFESSIONAL CORPORATION

October 29, 2002

            It is our opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

            Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.  In rendering this opinion, we are expressing our views only as to the federal income tax laws of the United States of America.

Very truly yours,

STROBL CUNNINGHAM CARETTI & SHARP, P.C.

/s/ Strobl, Cunningham Caretti & Sharp, P.C.